Exhibit 99.1

Opexa Therapeutics Reports Second Quarter 2014 Financial Results and Provides Corporate Update

THE WOODLANDS, Texas--(BUSINESS WIRE)--August 14, 2014--Opexa Therapeutics, Inc. (NASDAQ:OPXA), a biotechnology company developing Tcelna® (imilecleucel-T), a novel T-cell immunotherapy for the treatment of Multiple Sclerosis (MS), today reported financial results for the second quarter ended June 30, 2014 and provided an overview of the Company’s recent corporate developments.

Recent highlights include:

  Clinical
    Opexa reached the 180-patient targeted enrollment in the Phase IIb “Abili-T” clinical study of Tcelna (imilecleucel-T) in patients with Secondary Progressive Multiple Sclerosis as of May 13, 2014 and subsequently closed enrollment with a total of 190 patients randomized. The Abili-T clinical trial is a randomized, double-blind, placebo-controlled study at approximately 35 leading clinical sites in the U.S. and Canada. The Company expects to report top-line results during the second half of 2016.
  Financial
    Reported cash and cash equivalents of $16,214,690 as of June 30, 2014.
    Based on the current clinical activities for the Abili-T trial, Opexa believes it has sufficient capital to support its current clinical activities for the Abili-T trial and general operations of the Company into the fourth quarter of 2015.

“We are pleased to close the first half of 2014 in a strong position to continue developing Tcelna for the treatment of patients with Secondary Progressive Multiple Sclerosis,” said Neil K. Warma, Opexa’s President and Chief Executive Officer. “Completion of enrollment in the Phase IIb Abili-T trial during this past quarter represents an important milestone in the development of our personalized immunotherapy for the Secondary Progressive MS community. We remain committed to our goal in developing Tcelna for this patient population.”

As of June 30, 2014, Opexa’s cash and cash equivalents totaled approximately $16,214,690 and the Company’s monthly burn rate for the six months ending June 2014 was approximately $1.2 million. Based on the current clinical activities for the Abili-T trial, Opexa believes it has sufficient liquidity to support its current clinical activities for the Abili-T trial and general operations to sustain itself into the fourth quarter of 2015.

Second Quarter Financial Results

Opexa reported revenue of $307,686 for the three months ended June 30, 2014, compared to $348,837 for the three months ended June 30, 2013. The revenue is related to the recognized portion of the $5 million upfront payment received from Merck Serono in conjunction with the Option and License Agreement entered into between Opexa and Merck Serono during February 2013.

Research and development expenses were $3,409,210 for the three months ended June 30, 2014, compared with $2,223,030 for the three months ended June 30, 2013. The increase in expenses is primarily due to the increasing enrollment of patients for the ongoing clinical trial of Tcelna in SPMS, an increase in the procurement and use of supplies for product manufacturing and development, and increases in the number of employees to support the ongoing clinical trial, employee compensation expense and stock compensation expense.

General and administrative expenses for the three months ended June 30, 2014 were $967,367, compared with $750,605 for the three months ended June 30, 2013. The increase in expense is due to increases in employee compensation and stock compensation expenses, and was partially offset by decreases in legal and professional fees related to financing activities.

Depreciation and amortization expenses for the three months ended June 30, 2014 were $98,658, compared with $88,898 for the three months ended June 30, 2013. The increase in expense is due to increases in depreciation for laboratory, manufacturing and computer equipment acquired during 2013 and 2014 and leasehold improvements during 2013 and 2014 to support increased development activities.

Opexa reported a net loss for the three months ended June 30, 2014 of $4,163,259, or $0.15 loss per share (basic and diluted), compared with a net loss of $2,996,430 or $0.37 loss per share (basic and diluted) for the three months ended June 30, 2013. The increased net loss is primarily related to a decrease in revenue and an increase in research and development expenses, higher general and administrative expenses and higher depreciation expense for the quarter ending June 30, 2014.

Cash and cash equivalents were $16,214,690 as of June 30, 2014, compared to $5,028,280 as of June 30, 2013.

For additional information please see Opexa’s Quarterly Report on Form 10-Q filed today with the SEC.

Conference Call and Webcast Details

Opexa will conduct a conference call and webcast to provide a corporate update and discuss the financial results at 5:00 p.m. Eastern Time today. To participate in the conference call, dial in approximately ten minutes before the scheduled 5:00 p.m. time to (253) 237-1170 or toll free at (877) 372-0867. Please reference conference ID 81938581 or the Opexa Therapeutics Earnings Call.

A live webcast of the call can also be accessed here or on the Investor Relations page of Opexa’s website (www.opexatherapeutics.com).

About Opexa

Opexa’s mission is to lead the field of Precision Immunotherapy™ by aligning the interests of patients, employees and shareholders. The Company’s leading therapy candidate, Tcelna®, is a personalized T-cell immunotherapy that is in a Phase IIb clinical development program (the Abili-T trial) for the treatment of Secondary Progressive MS. Tcelna is derived from T-cells isolated from the patient’s peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin.

About Multiple Sclerosis (MS)

Multiple Sclerosis is a chronic, inflammatory condition of the central nervous system and is the most common, non-traumatic, disabling neurological disease in young adults. It is estimated that approximately two million people have MS worldwide.

While symptoms can vary, the most common symptoms of MS include blurred vision, numbness or tingling in the limbs and problems with strength and coordination. The relapsing forms of MS are the most common. The Secondary Progressive form of MS represents about a third of the MS patient population.

About Tcelna

Tcelna® is a potential personalized therapy that is under development to be specifically tailored to each patient’s disease profile. Tcelna is manufactured using ImmPath®, Opexa’s proprietary method for the production of a patient-specific T-cell immunotherapy, which encompasses the collection of blood from the MS patient, isolation of peripheral blood mononuclear cells, generation of an autologous pool of myelin-reactive T-cells (MRTCs) raised against selected peptides from myelin basic protein (MBP), myelin oligodendrocyte glycoprotein (MOG) and proteolipid protein (PLP), and the return of these expanded, irradiated T-cells back to the patient. These attenuated T-cells are reintroduced into the patient via subcutaneous injection to trigger a therapeutic immune system response.

Opexa is currently conducting a Phase IIb study of Tcelna. Named “Abili-T,” the trial is a randomized, double-blind, placebo-controlled clinical study in patients who demonstrate evidence of disease progression with or without associated relapses. The trial is being conducted at approximately 35 leading clinical sites in the U.S. and Canada with each patient receiving two annual courses of Tcelna treatment consisting of five subcutaneous injections per year. The trial’s primary efficacy outcome is the percentage of brain volume change (atrophy) at 24 months. Study investigators will also measure several important secondary outcomes commonly associated with MS, including disease progression as measured by the Expanded Disability Status Scale (EDSS), annualized relapse rate and changes in disability as measured by EDSS and the MS Functional Composite.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This earnings release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements contained in this release, other than statements of historical fact, constitute “forward-looking statements.” The words “expects,” “believes,” “potential,” “possibly,” “estimates,” “may,” “could” and “intends,” as well as similar expressions, are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that statements which are not strictly historical statements, including, without limitation, statements regarding plans and objectives for product development (including for Tcelna (imilecleucel T)), constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties include, without limitation, risks associated with the following: market conditions; our capital position; our ability to compete with larger, better financed pharmaceutical and biotechnology companies; new approaches to the treatment of our targeted diseases such as MS; our expectation of incurring continued losses; our uncertainty of developing a marketable product; our ability to raise additional capital to continue our development programs (including to undertake and complete any ongoing or further clinical studies for Tcelna or clinical studies related to our T-cell platform); our ability to maintain compliance with NASDAQ listing standards; the success of our clinical trials (including the Phase IIb trial for Tcelna in Secondary Progressive MS which, depending upon results, may determine whether Ares Trading SA (Merck), a wholly owned subsidiary of Merck Serono S.A., elects to exercise its option (Option) to acquire an exclusive, worldwide (excluding Japan) license of our Tcelna program for the treatment of MS); whether Merck exercises its Option and, if so, whether we receive any development or commercialization milestone payments or royalties from Merck pursuant to the Option; our dependence (if Merck exercises its Option) on the resources and abilities of Merck for the further development of Tcelna; the efficacy of Tcelna for any particular indication, such as for Relapsing Remitting MS or Secondary Progressive MS; our ability to develop and commercialize products; our ability to obtain required regulatory approvals; our compliance with all Food and Drug Administration regulations; our ability to obtain, maintain and protect intellectual property rights (including for Tcelna and future pipeline candidates); the risk of litigation regarding our intellectual property rights or the rights of third parties; the success of third-party development and commercialization efforts with respect to products covered by intellectual property rights that we may license or transfer; our limited manufacturing capabilities; our dependence on third-party suppliers and manufacturers; our ability to hire and retain skilled personnel; our volatile stock price; and other risks detailed in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any changes in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

OPEXA THERAPEUTICS, INC.

Statement of Operations Data:
	Three Months Ended June 30,		Six Months Ended June 30,

	2014	2013	2014	2013
Revenue:
Option revenue	$307,686	$348,837	$656,523	$568,937

Research and development	3,409,210	2,223,030	6,220,349	3,844,396
General and administrative	967,367	750,605	2,070,247	1,853,040
Depreciation and amortization	98,658	88,898	194,244	167,209
Operating loss	(4,167,549)	(2,713,696)	(7,828,317)	(5,295,708)
Interest income	4,290	3,066	9,484	4,940
Other income, net	-	-	-	37,910
Interest expense	-	(285,800)	-	(1,921,054)
Net loss	$(4,163,259)	$(2,996,430)	$(7,818,833)	$(7,173,912)

Basic and diluted loss per share	$(0.15)	$(0.37)	$(0.28)	$(0.94)

Weighted average shares outstanding - Basic and diluted	27,661,675	7,991,559	27,623,358	7,617,409

Selected Balance Sheet Data:
	June 30, 2014	December 31, 2013
	(unaudited)
Cash and cash equivalents	$16,214,690	$23,644,542
Other current assets	1,481,526	1,122,576
Fixed assets, net	1,234,826	1,295,024
Other long term assets	162,045	177,666
Total assets	19,093,087	26,239,808
Total current liabilities	3,693,587	3,324,493
Deferred revenue	1,846,120	2,338,041
Total stockholders’ equity	13,553,380	20,577,274

CONTACT:
Company Contact:
Opexa Therapeutics, Inc.
Karthik Radhakrishnan, 281-775-0600
Chief Financial Officer
or
Investor Relations:
The Trout Group
Adam Cutler, 646-378-2936
opexa@troutgroup.com